Exhibit 10.9

LICENSING AGREEMENT

This Licensing Agreement (“Agreement”) is made and entered into between Perf Go-Green Holdings, Inc. (“Licensor”), a Delaware corporation having its principle office in New York, NY, and EcoReady Corporation,. a for-profit corporation organized under the laws of Nevada (“Licensee”), having its principal office at 1365 N. Courtenay Parkway, Suite A, Merritt Island, FL 32953. Each of the Licensor and Licensee are also referred to herein as a “Party” and cumulatively as the “Parties”.

Whereas, Licensor and Licensee entered into that certain Joint Venture Agreement dated December 29, 2009; and

Whereas Licensee wishes to obtain a license for the alkaline battery products and related intellectual property and trademarks from Licensor as provide in the Joint Venture Agreement; products upon the terms and conditions hereinafter set forth:

Now, therefore, in consideration of the premises and the faithful performance of the covenants herein contained, the Parties agree as follows:

Article I - DEFINITIONS

For the purpose of this agreement, the following definitions shall apply:

1. Product(s): Shall mean alkaline batteries and shall include the names of the Products as set forth herein.

2.     Confidential Proprietary Information:   Shall mean with respect to any Party all scientific, business or financial information relating to such Party, its subsidiaries or affiliates or their respective businesses, except when such information:

a. Becomes known to the other Party prior to receipt from such first Party;

b. Becomes publicly known through sources other than such first Party;

c. Is lawfully received by such other Party from a party other than the first Party; or

d. Is approved for release by written authorization from such first Party.

3. Exclusive License: The term “Exclusive License” shall mean an Exclusive License to make, have made, produce, use, market, advertise, promote, distribute and sell the Products.

4.     Know-how:  Shall mean any and all technical data, information, materials, trade secrets and technology, including any improvements thereto, trade names, trademarks, service marks or other product names associated with the Products in any form in which the foregoing may exist, now owned or co-owned by or exclusively, semi-exclusively or non-exclusively licensed to Licensor prior to the date of this Agreement or hereafter acquired by Licensor during the term of this Agreement.

ARTICLE II- GRANT OF EXCLUSIVE LICENSE

1.     Licensor hereby grants to Licensee the exclusive license to make, have made, produce, use, market, advertise, promote, distribute and sell the Products described. and Licensor hereby agrees not to produce, manufacture, contract for, sell or distribute the Products itself or to compete in any way with Licensee.

ARTICLE III- LICENSE PAYMENTS

1.     License Fee.  In consideration for the exclusive license and rights of first refusal being granted by Licensor to Licensee, Licensee agrees to pay to Licensor and/or its designated assigns, the sum of $125,000, payable on or before March 31, 2010, including by offset for payments made by Licensee for or on behalf of Licensor.

2.     Continuing royalty: Licensee will pay Licensor a royalty equal to Three (3) percent of sales of Products by Licensee (gross sales less returns and allowances) for the term of this Agreement, with a minimum monthly payment of $15,000 to cumulate and offset percentage royalties as and when earned.

3.     Payments: All sums payable by Licensee hereunder shall be paid to Licensor in U.S. dollars.

ARTICLE IV - REPORTS, BOOKS AND RECORDS

1.     Reports. Within thirty (30) days after the end of the first calendar quarter after Closing and within thirty (30) days after the end of each following quarterly period, Licensee shall on request make a written report to Licensor setting forth the Gross Sales of Products sold during the quarterly period.

2.     Books and records. Licensee shall keep books and records in such reasonable detail as will permit the reports provided for in Paragraph IV(1). hereof to be determined.  Licensee further agrees to permit such books and reports to be inspected and audited by a representative or representatives of Licensor to the extent necessary to verify the reports provided for in paragraph IV(1). hereof; provided, however, that such representative or representatives shall indicate to Licensor only whether the reports and royalty paid are correct, and if not, the reasons why not.

ARTICLE VI - DILIGENCE

.       Licensee shall use its best efforts to bring Products to market through a thorough, vigorous and diligent program and to continue active, diligent marketing efforts throughout the life of this Agreement.

ARTICLE VIII - TERMINATION OR CONVERSION TO NON-EXCLUSIVE LICENSE

1.     Termination by Licensor.

Option of Licensor:  Licensor may, at its option, terminate this Agreement but only by giving not less than ninety (90) calendar day advance written notice to Licensee, but only in case of:

a. Default in the payment of any royalties required to be paid by Licensee to Licensor hereunder

b.        Default in the making of any reports required hereunder and such default shall continue for a period of ninety (90) calendar days after Licensor shall have given to Licensee a written notice of such default.

c.        Default in the performance of any other material obligation contained in this Agreement on the part of Licensee to be performed and such default shall continue for a period of ninety (90) calendar days after Licensor shall have given to Licensee written notice of such default.

d. Adjudication that Licensee is bankrupt or insolvent.

e.        The filling by Licensee of a petition of bankruptcy, or a petition or answer seeking reorganization, readjustment or rearrangement of its business or affairs under any law or governmental regulation relating to bankruptcy or insolvency.

f.        The appointment of a receiver of the business or for all or substantially all of the property of Licensee; or the making by Licensee of assignment or an attempted assignment for the benefit of its creditors; or the institution by Licensee of any proceedings for the liquidation or winding up of its business or affairs.

2. Effect of termination.

Termination of this Agreement shall not in any way operate to impair or destroy any of Licensee’s or Licensor’s right  or remedies, either at law  or in equity, or to relieve Licensee of any of its obligations to pay royalties or to comply with any other of the obligations hereunder, accrued prior to the effective date of termination.

3. Effect of delay, etc.

Failure or delay by Licensor to exercise its rights of termination hereunder by reason of any default by Licensee in carrying out any obligation imposed upon it by this Agreement shall not operate to prejudice Licensor’s right of termination for any other subsequent default by Licensee.

ARTICLE IX – TERM

Unless previously terminated as hereinbefore provided, the term of this Agreement shall be three (3) years from and after the date hereof.

ARTICLE XII - NOTICES, ASSIGNEES

1.     Notices. Notices and payments required hereunder shall be deemed properly given if duly sent by first class mail and addressed to the parties at the addresses set forth above. The parties hereto will keep each other advised of address changes.

2.     Assignees, etc.  This Agreement shall be binding upon and shall inure to the benefit of the assigns of Licensor and upon and to the benefit of the successors of the entire business of Licensor, but neither this Agreement nor any of the benefits thereof nor any rights thereunder shall, directly or indirectly, without the prior written consent of Licensor, be assigned, divided, or shared by the Licensor to or with any other party or parties (except a successor of the entire business of the Licensee).

ARTICLE XIII - MISCELLANEOUS

1.     Governing Law. This Agreement is executed and delivered in the State of Florida and shall be constructed in accordance with the laws of the State of Florida

2.     No other understanding. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter thereof and merges all prior discussions between them.

3.     Confidentiality. The Parties agree to maintain discussions and proprietary information revealed pursuant to this agreement in confidence, to disclose them only to persons within their respective organizations having a need to know, and to furnish assurances to the other Party that such persons understand this duty on confidentiality.

4.      Context and Construction.  Whenever required by the context of this Agreement, the singular shall include the plural and masculine shall include the feminine.  This Agreement shall not be construed as if it had been prepared by one of the Parties, but rather as if all the parties had prepared the same.

5.     Counterparts.  This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.  Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a Party shall constitute a valid and binding execution and delivery of this Agreement by such Party.  Such facsimile copies shall constitute enforceable original documents.

In witness whereof, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

The effective date of this Agreement is January 12, 2010

Perf Go-Green Holdings, Inc.

Licensor	/s/ Michael Caridi

Name:	Michael Caridi

Title:	Chief Operating Officer

EcoReady Corporation

Licensor	/s/ Boris Rubizhevsky

Name:	Boris Rubizhevsky

Title:	Chief Executive Officer